Exhibit 10.26

           CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT
                 HAS BEEN OMITTED AND FILED SEPARATELY WITH THE
                 SECURITIES AND EXCHANGE COMMISSION (THE "SEC")
  PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED
                                    PORTIONS.
                    OMITTED PORTIONS ARE INDICATED BY [***].

                                LICENSE AGREEMENT

                                 by and between

                            GTC BIOTHERAPEUTICS, INC.

                                       AND

                                PHARMATHENE, INC.

                           Dated as of March 12, 2007

                                LICENSE AGREEMENT

      This License Agreement ("Agreement"), made as of this 12th day of March, 2007 (the "Effective Date"), is between GTC Biotherapeutics, Inc., a Massachusetts corporation, with offices at 175 Crossing Boulevard, Suite 410, Framingham, Massachusetts, U.S.A. 01702 ("GTC") and PharmAthene, Inc., a Delaware corporation, with its principal executive offices located at 175 Admiral Cochrane Drive, Annapolis, Maryland 21401 ("PharmAthene"), GTC and PharmAthene are each referred to as "Party" and, collectively, the "Parties."

                                 R E C I T A L S

      WHEREAS, GTC and PharmAthene each have substantial programs and know-how in the development of transgenic animals and biopharmaceuticals sourced therefrom;

      WHEREAS, GTC and Nexia Biotechnologies ("Nexia") entered into a license agreement on September 17, 2004 (the "Original Agreement") for GTC's Transgenic Animal Production Technology and an option to license GTC's product processing technology;

      WHEREAS, Nexia has paid to GTC $[***] toward certain milestone payments as required by the Original Agreement;

      WHEREAS, PharmAthene, through its wholly-owned subsidiary, PharmAthene Canada, acquired substantially all of the assets of Nexia on March 10, 2005, pursuant to which the Original Agreement was novated to PharmAthene Canada on January 17, 2005;

      WHEREAS, PharmAthene and GTC wish to terminate the Original Agreement and enter into this Agreement; and

      WHEREAS, both Parties understand that the license granted herein extends only to the production of recombinant BChE produced from the milk of transgenic goats and/or mice.

      NOW, THEREFORE the Parties agree as follows:

                                    ARTICLE 1
                               DEFINITION OF TERMS

      Capitalized terms used in this Agreement shall have the meaning ascribed to them in Schedule 1 unless otherwise specifically defined herein.

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                                    ARTICLE 2
                                  LICENSE GRANT

      2.1 License Grant from GTC to PharmAthene.

            2.1.1 Grant.

            Subject to the terms and conditions of this Agreement, GTC hereby grants to PharmAthene an exclusive worldwide license under the GTC Intellectual Property to develop, test, manufacture, use, sell, offer for sale, export and import the Product and recombinant BChE only produced from the milk of transgenic goats or mice (the "License").

            GTC shall retain all of its rights to the GTC Intellectual Property exclusively outside of the BChE Field, in accordance with Article 4.

            The License granted herein with respect to GTC Intellectual Property is sole and exclusive and precludes GTC or any of its Affiliates from (i) making any commercial use of GTC Intellectual Property in connection with the production of BChE or the Product (ii) out-licensing or granting any rights in GTC Intellectual Property to any third party in connection with the production of BChE or the Product.

            With respect to Transgenic Technology Patent Rights which GTC does not own, but to which it has non-exclusive licenses (the "Non-Exclusive Third Party Patents"), the rights provided to PharmAthene hereunder will be non-exclusive and subject to the same Territory that GTC has with respect to such rights. With respect to such Non-Exclusive Third Party Patents, GTC hereby agrees not to use such patents in any way in connection with the production of BChE or the Product or license or grant any rights in such patents to any third party in connection with the production of BChE or the Product.

            Subject to Section 9.4.1, the License granted to PharmAthene herein shall not terminate upon and shall survive an Insolvency Event relating to GTC.

            2.1.2 Sublicensing. Subject to the terms and conditions of this Agreement, GTC hereby grants to PharmAthene the right to grant sublicenses under the GTC Intellectual Property, to any person, including third party contract manufacturing organizations and Affiliates. Such sublicenses can only be granted for the purpose of facilitating the development, testing, manufacture and/or sale of recombinant transgenically derived BChE. Such sublicensees shall not have the right to further sublicense any of GTC Intellectual Property, as is applicable.

            Subject to Section 9.4.1, the sublicensing rights granted to PharmAthene herein shall not terminate and shall survive an Insolvency Event relating to GTC.

            2.1.3 Diligence. GTC and PharmAthene each agree to use commercially reasonable efforts to diligently conduct the research and development activities required to commercialize the recombinant transgenically derived BChE.


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            2.1.4 Consideration.

                  (a) Initial License Fees. In consideration of the License and the sublicensing rights granted pursuant to Section 2.1.1, PharmAthene shall pay to GTC the following license fees:

                        (i) USD $[***] to be received by GTC no later than the tenth (10th) business day following the signing of this Agreement;

                        (ii) USD $[***] to be received by GTC no later than December 21, 2007;

                        (iii) USD $[***] on the date PharmAthene files its first IND for a Product with the FDA or pursuant to a similar filing within a different jurisdiction, specifically including Europe; and

                        (iv) USD $[***] on the date PharmAthene files its first BLA for a Product with the FDA or pursuant to a similar filing within a different jurisdiction, specifically including Europe.

                  (b) Royalties. In addition to the payments due under Section 2.1.4(a) above, PharmAthene shall pay to GTC the following royalties (the "Royalties"):

                        (i) [***]% of Net Sales for any Product produced with the use of GTC Intellectual Property in transgenic animals (regardless of whether those Net Sales are Commercial Sales).

                        (ii) If the Product is not made in transgenic animals, then a reduced Royalty (from Subsection (i) above), the amount of which shall be determined by the mutual agreement of the Parties based upon a good faith determination by the Parties as to the contribution of GTC Intellectual Property to the Product.

                  (c) Minimum Royalty. PharmAthene shall:

                        (i) within thirty (30) days after the end of the twelve-month period following the date of the first Commercial Sale (the "First Period") or equivalent foreign agency, pay the positive difference, if any, between (i) USD $[***]; and (ii) the aggregate Royalties on Net Sales during the First Period;

                        (ii) within thirty (30) days after the end of the twelve-month period following the First Period (the "Second Period"), pay the positive difference, if any, between (i) USD $[***]; and (ii) the aggregate Royalties on Net Sales during the Second Period; and

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                        (iii) within thirty (30) days after the end of the
twelve month period following the Second Period and each subsequent twelve-month period thereafter, pay the positive difference, if any, between (i) USD $[***] ; and (ii) the aggregate Royalties on Net Sales during any such twelve-month period.

      2.2 No Involvement. Other than as provided in the Services Agreement, or as otherwise mutually agreed to by the parties, GTC agrees not to be involved or otherwise be engaged, directly or indirectly, in the development, production or sale of BChE throughout the Term of this Agreement.

      2.3 Quarterly Reporting and Payment of Royalties Due. Within thirty (30) days following the end of each calendar quarter after having filed an BLA for BChE or a similar filing within a different jurisdiction, PharmAthene shall submit to GTC a written report for the immediately preceding calendar quarter setting forth in reasonable detail the Net Sales in such quarter and the calculation of any Royalties owed by PharmAthene to GTC for such Net Sales. All reports will be reported in U.S. dollars and converted from other currencies, as applicable, at the prevailing rate published in The Wall Street Journal on the date of payment to GTC. Concurrently with the submission of such report, PharmAthene shall pay to GTC, in a manner reasonably specified by GTC from time to time, all amounts accrued in such immediately preceding calendar quarter less any applicable taxes or other withholdings therefrom required by applicable law. All payments to GTC shall be made in United States dollars.

      2.4 Taxes. Licensee may withhold from payments due to the Licensor under this Agreement any taxes which it is required to withhold under applicable Law as a result of any of the transactions made or contemplated under this Agreement.

      2.5 Audit Rights. During the Term and for a period of five (5) years thereafter, PharmAthene shall keep, and shall require all Affiliates to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder. During the Term and during the period ending six
(6) months thereafter, GTC will have the right once annually, at its own expense, to have an independent, certified public accountant, selected by GTC and reasonably acceptable to PharmAthene, review financial and sales records of PharmAthene for the prior twenty-four (24) month period related to sales of Products, in all cases in the location(s) where such records are maintained by PharmAthene, upon reasonable notice during regular business hours and under obligations of strict confidence, for the purpose of verifying the basis and accuracy of royalty payments due or made or other compliance with the terms and conditions of this Agreement. Costs and expenses incurred by GTC in connection with the exercise of its audit rights hereunder shall be borne entirely by GTC; provided, however, that if an audit reveals an underpayment of Royalties or other payments to GTC by more than five percent (5%), then GTC shall be entitled to reimbursement of all such costs and expenses of the audit as well as all unpaid monies due with interest calculated at the annual rate of six per cent (6%) per annum calculated from the payment first became due until it is received by GTC.

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      2.6 Avoidance of Illegal Payments. Where Royalties are due hereunder for sales of Products in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for PharmAthene to transfer Royalty payments to GTC for sales in that country, such Royalties shall be deposited in whatever currency is allowable by the person not able to make the transfer for the benefit or credit of GTC in an accredited bank in that country that is reasonably acceptable to GTC.

                                    ARTICLE 3
                            CONFIDENTIAL INFORMATION

      3.1 Restrictions. The Parties agree that, for the Term of this Agreement and for five (5) years thereafter, either Party that receives Confidential Information (a "Receiving Party") from the other Party (a "Disclosing Party") shall keep completely confidential and shall not publish or otherwise disclose to any third party (other than contractors and consultants as set forth in Section 3.2) and shall not use for any purpose (except as expressly permitted hereunder) any Confidential Information of the Disclosing Party.

      3.2 Employees and Consultants. Each Party shall inform its employees, contractors and consultants of the obligations of confidentiality under this Agreement, and each Party shall cause all such persons employed or engaged by it, including employees, contractors and consultants, in connection with the performance of a Party's obligations hereunder on a "need to know" basis, to be bound (in writing) by obligations of confidentiality consistent with those in this Agreement.

      3.3 Distribution of GTC Intellectual Property within PharmAthene. PharmAthene agrees not to make any copies of documents which GTC reasonably designates are covered by this Agreement without the express written permission of GTC. GTC will clearly mark those documents as, "GTC Confidential Information
- Do Not Duplicate." PharmAthene further agrees to maintain control of all original documents plus any copies that are authorized by GTC. In addition, GTC may audit the system used to control documents transferred from GTC to PharmAthene.

      3.4 Exceptions to Restrictions. Each Party's respective obligations under
Section 3.1 shall not apply to information that: (a) was already known to the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a third party; (e) can be shown by written records to have been independently developed by the Receiving Party without reference to the Confidential Information received from the Disclosing Party and without breach of any of the provisions of this Agreement; or (f) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose.


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      3.5 Permitted Disclosures.

            3.5.1 Regulations; Law. Notwithstanding anything to the contrary herein, either Party may disclose Confidential Information of the Disclosing Party as required by law (including as required by the Securities Act of 1933, the Securities Exchange Act of 1934, and the listing regulations of a self regulatory organization) , government regulation, court order or alternative dispute resolution process; provided, however, in any such case the Party seeking to make such disclosure provides, to the extent not prohibited, the Disclosing Party with advance written notice of such disclosure and provides the Disclosing Party with a reasonable opportunity to secure protection of the Confidential Information therein.

            3.5.2 Customers. To the extent that it is reasonably necessary to fulfill its obligations with its customers and exercise its rights under this Agreement, a Receiving Party may disclose Confidential Information of the Disclosing Party to potential and actual customers who require the information to develop or assist in the development or sale of recombinant BChE; provided however, that any such customer shall first acknowledge in writing such Receiving Party obligations of confidentiality consistent with those of the Parties herein.

            3.5.3 Disclosures Required for Patent Application. In the event that a Receiving Party intends to submit a patent application in accordance with this Agreement that will disclose the Confidential Information of the Disclosing Party, then such Disclosing Party shall be provided at least thirty (30) days to review the proposed patent application to suggest ways to minimize the extent of disclosure and/or to file a patent application of its own on such Confidential Information. The filing of any patent application disclosing the Confidential Information of the Disclosing Party shall be delayed for up to thirty (30) additional days after the initial thirty (30) day waiting and review period upon written request by the Disclosing Party Confidential Information. After such waiting and review period(s), a Receiving Party shall be permitted to file a patent application containing the Confidential Information of the Disclosing Party to the limited extent reasonably necessary to support patentability of the subject invention.

                                    ARTICLE 4
                                    OWNERSHIP

      4.1 Ownership of Inventions and Improvements in the BChE Field. Any (i) intellectual property created and/or invented by GTC during the Term, and/or any improvements made to GTC Intellectual Property during the Term, to the extent required for the BChE Field or used in the production, purification or manufacture of the Product. GTC hereby agrees to assign and cooperate in the appropriate filing of all necessary documents reasonably requested by PharmAthene to reflect the exclusive ownership by PharmAthene of newly developed technology/improvements within the BChE Field.

      4.2 Joint Ownership. Any intellectual property created and/or invented by GTC during the term of this Agreement, which has an application both within BChE Field and outside the BChE Field shall be jointly owned by GTC and PharmAthene.


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      4.3 Ownership outside the BChE Field. Any intellectual property created and/or invented by GTC during the term of this Agreement and/or any improvements made by GTC to intellectual property owned by GTC that relates exclusively to applications outside the BChE Field shall be owned exclusively by GTC.

      4.4 Inventorship. Inventorship for inventions or data conceived, reduced to practice, discovered or generated by a Party exercising its rights under this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

      4.5 Sole Ownership. Unless otherwise agreed in writing, each Party shall, in its sole discretion and at its sole expense, be responsible for all preparation, filing, prosecution and maintenance of intellectual property rights associated with the inventions or data that a Party solely owns in accordance with Section 4.1.

                                    ARTICLE 5
                        PATENT PROSECUTION & MAINTENANCE

      5.1 Joint Ownership - Patent Applications. GTC shall inform in writing PharmAthene of any invention or improvement pursuant to Sections 4.1 or 4.2 (an "Invention Notice"). In the case of subject matter owned jointly in accordance with Section 4.2, GTC shall have the first option to pursue patent(s) or other forms of registered intellectual property protection for such subject matter in one or several jurisdictions by notifying PharmAthene of its intention to do so (the "Filing Notice"). If PharmAthene responds in writing of its desire to join in the prosecution of such intellectual property protection in any or all such jurisdictions, within thirty (30) days of the Filing Notice by GTC, then GTC shall file the application in selected relevant jurisdiction(s) for such registered form of intellectual property protection in the name of both Parties as joint owners, and the Parties shall share equally all costs and expenses reasonably incurred by GTC in connection with the preparation, filing, prosecution of the subject application and maintenance of any registered form of intellectual property resulting therefrom. If PharmAthene does not notify GTC, within thirty (30) days of the Filing Notice, of its desire to join in the prosecution of the intellectual property protection in one or several of the jurisdictions proposed by GTC, GTC shall be free to file the application for such protection as sole owner of the invention in such jurisdiction(s), at its sole cost and expense, and PharmAthene shall execute all documents required assign its rights to GTC. As a joint owner of any registered form of intellectual property, subject to any other Transgenic Technology Patent Rights of the other joint owner or other duties of obligations of the Parties under this Agreement, such joint owner may freely assign or license its interest therein without accounting to the other joint owner(s) and shall have no duty of contribution to the other joint owner(s) in respect of any such assignment or license. The assignee or licensee shall, however, acknowledge and accept in writing the terms and conditions set forth in this Section 5.1prior to such assignment or license becoming effective. Moreover, the assigning or licensing Party shall, within thirty (30) days following the assignment or license, notify in writing the other Party of the identity of the assignee or licensee.

            If GTC has not, within sixty (60) days of the Invention Notice or of the moment PharmAthene advises that it becomes aware of the invention or improvement, sent a Filing Notice to PharmAthene or if GTC has not, within four
(4) months of sending a Filing Notice to PharmAthene, filed a patent


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application, PharmAthene may file patent applications as sole owner of the invention or improvement in any jurisdiction where GTC has not filed a patent application, with the sole cost being borne by PharmAthene.

      5.2 Joint Ownership - Management. The Parties agree that a patent attorney designated by the prosecuting Party and agreed to by the Notified Party, agreement not being unreasonably withheld, shall be responsible for the management and prosecution of any patent application for intellectual property which is jointly owned pursuant to this Agreement. If GTC desires to abandon any patent or patent application within the BChE Field or to decline responsibility for the maintenance or prosecution of any such patent or patent application in any country, GTC shall provide PharmAthene with sufficient prior written notice of such intended abandonment or declination of responsibility such that PharmAthene shall have the opportunity to assume responsibility for such patent or patent application without the loss of any rights therein, and PharmAthene shall have the right, at its cost and expense, to prepare, file, prosecute, and maintain the relevant patents and/or patent applications in the relevant country or countries in the name of PharmAthene. In such an event, GTC shall cooperate, and cause its Affiliates to cooperate, with PharmAthene with respect thereto.

      5.3 Patent Prosecution and Maintenance. GTC shall reasonably prosecute and maintain the GTC Intellectual Property and, to the extent patentable, any patents or pending patent applications existing as of the Effective Date hereof and during the Term of this Agreement. GTC shall have the ultimate responsibility for meeting all payment, cost, and filing deadlines concerning GTC Intellectual Property, and any other form of intellectual property protection associated therewith.

                                    ARTICLE 6
                          INFRINGEMENT BY A THIRD PARTY

      6.1 Obligation to Notify. Should PharmAthene or GTC become aware of any infringement or potential infringement of the GTC Intellectual Property, each shall give to the other Party prompt written notice including a reasonable amount of factual details concerning such infringement or potential infringement.

      6.2 Patent Litigation. GTC shall initiate, defend and save PharmAthene harmless against any infringement lawsuit and claims made by a person against PharmAthene related to PharmAthene's use of GTC's Intellectual Property provided herein, the whole without prejudice to PharmAthene's right to intervene in any such proceedings with legal counsel of its choice. If, however, applicable law requires that PharmAthene be joined to the legal proceedings as a necessary party-plaintiff, GTC shall reimburse PharmAthene for expenses and costs (including reasonable legal fees and costs) incurred by PharmAthene, or representatives of PharmAthene whose involvement is reasonably required, provided however that such expenses and costs are reasonable.

      6.3 Infringement Proceedings. In the event a third party is believed to be infringing on the GTC Intellectual Property, GTC shall institute and direct legal proceedings against such third party provided however, that GTC shall not settle any claim or proceeding relating to the GTC Intellectual Property in a


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manner that prejudices the License, the sublicense rights granted hereunder or any other rights of PharmAthene hereunder without the prior written consent of PharmAthene. All costs, including attorneys' fees, relating to such legal proceedings shall be borne by GTC and all damages and awards, if any, shall belong to GTC after reimbursement of any costs and expenses incurred by PharmAthene in connection with such proceedings, provided however that such expenses and costs are reasonable.

      6.4 Cooperation in Patent Infringement Proceedings. In the event that either Party takes action pursuant to this Section 6, the other Party shall cooperate to the extent reasonably necessary. GTC shall reimburse PharmAthene for the costs incurred in such cooperation, including the salary of PharmAthene's employees and agents involved in such cooperation.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

      7.1 Authority. Each Party represents and warrants that it has the full right, power and authority to enter into this Agreement and that this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

      7.2 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement do not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party. Each Party represents and warrants that its obligations under this Agreement are not encumbered by any rights granted by such Party to any third party or by any third party to such Party that are or may be inconsistent with the rights and licenses and sublicenses granted in this Agreement.

      7.3 Intellectual Property. GTC represents and warrants to PharmAthene that:

            (a) the Transgenic Technology Patent Rights and the GTC Intellectual Property licensed to PharmAthene under this Agreement are valid and enforceable;

            (b) GTC possesses the necessary rights to grant the License and the sub-license rights hereunder;

            (c) GTC has not received any notice from any third party asserting the invalidity, misuse, unenforceability or non-infringement of any of the Transgenic Technology Patent Rights licensed to PharmAthene under this Agreement and to the extent applicable, in the GTC Intellectual Property, and GTC has not received any notice from any third party challenging its right to use or ownership of any of such Transgenic Technology Patent Rights or the GTC Intellectual Property;


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            (d) GTC has no knowledge that the testing, manufacture, use, sale, offer for sale or importation of recombinant BChE as contemplated hereunder will infringe or otherwise violate the patent rights or other intellectual property rights of any third party; and

            (e) GTC is not aware of any pending or threatened claim or litigation that alleges that the Transgenic Technology Patent Rights or the GTC Intellectual Property have violated the intellectual property rights of any third party.

      7.4 Warranties Relative to the Right to Practice. PharmAthene hereby warrants that as of the date hereof:

            7.4.1 PharmAthene is not aware of any rights to any valid patent claim (other than the rights licensed by GTC to PharmAthene herein or that PharmAthene already has) that are necessary in order to allow PharmAthene to commercialize BChE;

            7.4.2 PharmAthene is not aware that the commercialization of BChE by PharmAthene would infringe any valid patent claims of any third party;

            7.4.3 To its knowledge and as of the date of this Agreement, PharmAthene owns or has rights to the intellectual property currently required to commercialize BChE as it intends to commercialize it; and

            7.4.4 there are no patent infringement suits or patent infringement claims asserted against PharmAthene relative to BChE.

      7.5 Disclaimer of Warranties. Except as expressly set forth in this Agreement, neither Party makes any representations and extends no warranties or conditions of any kind, either express or implied, including, but not limited to, warranties of merchantability, fitness for a particular purpose or non-infringement.

      7.6 Limitation on Liability. Neither Party shall be liable to the other Party for special, indirect, incidental or consequential damages, whether based in contract, warranty, tort, negligence, strict liability or otherwise, including, but not limited to, loss of profits or revenue; provided, however, such limitation shall not apply to the indemnification obligations of one Party under Sections 8.1 or 8.2, as the case may be, with respect to claims by a third party against the other Party, nor shall it apply to Sections 8.1.2 and 8.2.2 or with respect to a breach of Section 11.4.

                                    ARTICLE 8
                                 INDEMNIFICATION

      8.1 Indemnification by GTC.

            8.1.1 General. Subject to Section 7.6 hereof and except as provided specifically in Section 8.1.2, GTC shall indemnify, defend and hold PharmAthene and its employees, officers, directors, contractors, consultants and agents (the "PharmAthene Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees)


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(collectively, "Losses") arising out of: (a) GTC's performance of its obligations under this Agreement; (b) the testing, manufacture, use, importation, offer for sale or sale of Products by GTC and its distributors, agents or customers; (c) a material breach by GTC of any of its covenants, representations or warranties set forth in this Agreement, and (d) any third party claim made against PharmAthene relating to its use of the Transgenic Technology Patent Rights pursuant to the terms and conditions of this Agreement except to the extent such Losses result from the material breach of any of the provisions of this Agreement by PharmAthene or the PharmAthene Indemnitees or the gross negligence or willful misconduct of PharmAthene or the PharmAthene Indemnitees.

            8.1.2 Confidentiality. Notwithstanding Sections 7.6 and 8.1.1 herein, GTC shall defend, indemnify and hold harmless PharmAthene and the PharmAthene Indemnitees from and against any and all Losses that may result, in whole or part, from any breach of the obligations of confidentiality under this Agreement by GTC or the GTC Indemnitees or otherwise caused by the GTC Indemnitees or customers and potential customers of GTC that should have an obligation of confidentiality to GTC as a Receiving Party in accordance with this Agreement.

            8.1.3 Conditions of Indemnities and Settlement. The indemnities under Sections 8.1.1 and 8.1.2 are conditioned upon: (i) promptly notifying GTC in writing of the claim; (ii) providing GTC all reasonably requested information that PharmAthene has concerning the claim; (iii) reasonably cooperating with, and assisting GTC in, defending the claim at GTC's expense; and (iv) granting GTC authority to defend and control the defense of the claim (provided that PharmAthene may participate in the defense to the extent it deems appropriate and at its expenses). GTC shall not settle any such claim or suit without the prior written consent of PharmAthene, unless: (i) GTC or the GTC Indemnitees shall have first waived its/their rights to indemnification hereunder; (ii) the settlement involves the payment of monetary damages by GTC only; and (iii) the settlement would not result in any injunctive or other relief against, or the assumption or admission of any liability by, PharmAthene.

      8.2 Indemnification by PharmAthene.

            8.2.1 General. Subject to Section 7.6, PharmAthene shall indemnify, defend and hold GTC and its employees, officers, directors, contractors, consultants and agents (the "GTC Indemnitees") harmless from and against any and all Losses arising out of: (a) PharmAthene's performance of its obligations under this Agreement; (b) subject to Section 8.1, the manufacture, use, importation, offer for sale or sale of Products by PharmAthene and its distributors, agents or customers; and (c) a material breach by PharmAthene of any of its covenants, representations or warranties set forth in this Agreement, except to the extent such Losses result from the breach of any of the provisions of this Agreement by GTC or the GTC Indemnitees or gross negligence or willful misconduct of GTC or the GTC Indemnitees.

            8.2.2 Confidentiality. Notwithstanding Sections 7.6 and 8.2.1, PharmAthene shall defend, indemnify and hold harmless GTC and the GTC Indemnitees from and against any and all Losses that may result, in whole or part, from any breach of the obligations of confidentiality under this Agreement by PharmAthene or the PharmAthene Indemnitees or otherwise caused by the PharmAthene Indemnitees or customers and potential customers of PharmAthene that should have an obligation of confidentiality to PharmAthene as a Receiving Party in accordance with this Agreement.


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

            8.2.3 Conditions of Indemnities and Settlement. The indemnitees under Sections 8.2.1 and 8.2.2 are conditioned upon: (i) promptly notifying PharmAthene in writing of the claim; (ii) providing PharmAthene all reasonably requested information that GTC has concerning the claim; (iii) reasonably cooperating with, and assisting PharmAthene in, defending the claim at PharmAthene's expense; and (iv) granting PharmAthene authority to defend and control the defense of the claim (provided that GTC may participate in the defense to the extent it deems appropriate and at its expense). PharmAthene shall not settle any such claim or suit without the prior written consent of GTC, unless: (i) PharmAthene or the PharmAthene Indemnitees shall have first waived its/their rights to indemnification hereunder; (ii) the settlement involves the payment of money damages by PharmAthene only; and (iii) the settlement would not result in any injunctive or other relief against, or the assumption or admission of liability by, GTC.

      8.3 Insurance. Each Party shall maintain necessary insurance, including product liability insurance and workers compensation or an insurance product with a similar purpose, with respect to its activities hereunder. Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time. Each Party may satisfy its obligations under this Section 8.3 through self-insurance to the same extent.

                                    ARTICLE 9
                              TERM AND TERMINATION

      9.1 Term. This Agreement shall commence on the Effective Date hereof and, unless extended by mutual written agreement of the Parties or terminated sooner under this Article 9, this Agreement and its provisions shall expire on December 31, 2026 (the "Term").

      9.2 Termination for Breach. The failure by a Party to comply in any material respects with any of the material obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. Failure by PharmAthene to pay any Royalty, milestone payment, annual fee or licensing fee due pursuant to Section 2.1.4 or failure by GTC to comply with its obligations pursuant to Section 2.1.1 shall be considered a material failure to comply with a material obligation. If such default is not cured within sixty
(60) days after the receipt of such notice, or if diligent steps are not taken to cure or if, by its nature, such default could not be cured within sixty (60) days, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement in its entirety. This ability to terminate, however, shall be stayed in the event that, during such sixty (60) day period, the Party alleged to have been in default shall have: (a) initiated arbitration in accordance with Article 10, below, with respect to the alleged default, and (b) diligently and in good faith cooperates in the prompt resolution of such arbitration proceedings.


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

      9.3 Termination by PharmAthene. PharmAthene may terminate this Agreement at any time upon notice to GTC, but in such case shall forfeit all rights to any refund of any prior payment and shall also forfeit any and all licenses, access or utilization of the GTC Intellectual Property or any other intellectual property rights granted herein.

      9.4 Insolvency or Bankruptcy.

            9.4.1 Termination. Either Party may, in addition to any other remedies available by law or in equity, terminate this Agreement by written notice to the other Party in the event (collectively, an "Insolvency Event"):
(i) the latter Party (the "Insolvent Party") shall have become insolvent or bankrupt, or shall have assigned its property for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party or for all or a substantial part of its property; or (ii) any other proceeding that shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of the Insolvent Party's debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect; or (iii) there shall have been issued a warrant of attachment, execution, restraint or similar process against any substantial part of the property of the Insolvent Party, and any such event shall have continued for ninety (90) days undismissed, unbonded and undischarged.

            9.4.2 Intellectual Property. All rights, licenses and sublicenses granted under or pursuant to this Agreement by GTC are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to "Intellectual Property" as defined under Section ss.101 of the United States Bankruptcy Code. The Parties agree that PharmAthene as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against GTC under the United States Bankruptcy Code, PharmAthene shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments or descriptions of such licensed intellectual property, and same, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless GTC elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of GTC upon written request therefor by the non-debtor Party.

            9.4.3 GTC Rights in Bankruptcy. PharmAthene shall notify GTC in writing promptly after: (i) the filing by or against PharmAthene of any petition in bankruptcy or similar filing seeking relief from creditors; (ii) receipt by PharmAthene of any notice of foreclosure and/or default that could be reasonably foreseen to have the effect of preventing the commercialization of BChE or the filing of a BLA.

            9.4.4 Right of First Negotiation. PharmAthene hereby grants to GTC a right of first negotiation for the purpose of negotiating in good faith a license to any intellectual property owned by PharmAthene with respect to the production or development of BChE, including all rights assigned by GTC to PharmAthene pursuant to this Agreement. This right of first negotiation may only be exercised if PharmAthene becomes bankrupt or otherwise, for any reason,


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

completely ceases its operations, other than as a result of a sale of its business to an Affiliate or a third party. If, after good faith negotiations, the Parties fail to reach an agreement within thirty (30) days following PharmAthene's bankruptcy or the end of PharmAthene's operations, then PharmAthene shall be free to negotiate with other parties for the licensing or assignment of its intellectual property relevant to the production or commercialization of BChE. If PharmAthene, at any moment before the expiry of a four (4) month period after the above thirty (30) day period, wants to enter into an agreement with a third party on terms that are less favorable to PharmAthene than the best offer from GTC, PharmAthene shall give a written notice thereof to GTC and the Parties shall negotiate again, in good faith and for a period of thirty (30) days, an agreement for the purchase of the intellectual property referred to above. This Section 9.4.4 shall not survive in the event of an assignment of the Agreement by PharmAthene pursuant to Section 11.4.

      9.5 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Sections 1.1.1,
2.1.1 (only in the case of a termination by PharmAthene under Section 9.3 or the expiration of the Term set forth in Section 9.1), 2.1.2 (only in the case of a termination by PharmAthene under Section 9.3 or the expiration of the Term set forth in Section 9.1), 2.1.4(a)(i), 2.1.4(a)(ii), 2.3 (only with respect to Net Sales that give rise to the payment of a royalty), 3.1, 3.5, 4.1, 4.2, 4.3, 8.1, 8.2, 9.5, 9.6, Article 10 and Sections 11.12 and 11.5 shall survive any termination of this Agreement.

      9.6 Effects of Termination.

            9.6.1 Confidential Information. Upon termination of this Agreement for any reason, all use by the Receiving Party of the Confidential Information of the Disclosing Party shall immediately cease, and within thirty (30) days after termination, the Disclosing Party shall return or destroy, as directed by the Disclosing Party, all Confidential Information of the Disclosing Party, regardless of the form in which it is stored, and certify to the Disclosing Party when such return or destruction is complete.

            9.6.2 Elimination of License and Termination of Obligations. Subject to Sections 9.4.2 and 9.5, upon termination of this Agreement, the License and sublicense right granted under Article 2 shall immediately terminate and all of the obligations of the Parties under this Agreement shall also terminate at such time.

                                   ARTICLE 10
                               DISPUTE RESOLUTION

      10.1 Dispute Resolution Process. Both Parties understand that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning the terms of this Agreement. Therefore, both Parties agree to use their commercially reasonable best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, both Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis


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

that takes into account the precise subject and nature of the dispute. All discussions, summaries and papers generated in connection with such dispute resolution process shall be considered settlement negotiations for the purpose of any applicable rules of discovery or evidence.

      10.2 Dispute Resolution Panel. If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to the process described above, then the Parties agree to refer the matter to a panel consisting of the Chief Executive Officer of PharmAthene and the Chief Executive Officer of GTC or their duly authorized designees for review and pursuit of a resolution. A copy of the terms of this Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to both such officers who shall review the same, confer and attempt to reach a mutual resolution of the issue. All discussions, summaries and papers generated in connection with such dispute resolution panel shall be considered settlement negotiations for the purpose of any applicable rules of discovery or evidence.

      10.3 Arbitration. If the matter has not been resolved utilizing the foregoing process and/or the Parties are unwilling to accept the non-binding decision of the dispute resolution panel, the Parties may elect to pursue definitive resolution through binding arbitration, in lieu of litigation or other legally available remedies (with the exception of injunctive relief where such relief is necessary to protect a Party from irreparable harm pending the outcome of any such arbitration proceeding). If the Parties elect to settle a dispute by binding arbitration, the arbitration shall be settled in accordance with the Rules of the International Chamber of Commerce by a panel of three arbitrators chosen in accordance with such Rules. If such dispute relates primarily to the Transgenic Technology Patent Rights or otherwise relate to transgenic product processing, molecular biology, and/or recombinant protein secretion by transgenic mammals, such arbitrators shall be selected in such a manner to ensure that they will have sufficient technical expertise and training to handle such a dispute. The arbitration and all hearings and proceeding in connection therewith will be held in Boston, Massachusetts or other mutually agreeable location. Judgment upon the award rendered may be entered in any court having jurisdiction and the Parties irrevocably agree that a judgment or order in any such proceeding shall be conclusive and binding upon the Parties and may be enforced in any court of competent jurisdiction.

      10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America, applicable therein without reference to its conflicts of laws principles.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

      11.1 Entire Agreement. This Agreement and each of the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of this Agreement and cancels and supersedes any all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.


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

      11.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      11.3 Binding Effect. This Agreement and the rights and obligations granted herein shall be binding upon and shall inure to the benefit of PharmAthene, GTC and their respective successors and permitted assigns.

      11.4 Assignment. Neither Party shall assign this Agreement and GTC shall not assign any intellectual property licensed or to be licensed hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement without the prior written consent of the other to an Affiliate or in connection with the Change of Control of such Party if such permitted assignee first assumes (by operation of law or otherwise) all obligations of its assignor under this Agreement.

      GTC shall not assign any intellectual property licensed or to be licensed hereunder, without the prior written consent of PharmAthene, which consent shall not to be unreasonably withheld, provided, however, that GTC may assign its intellectual property licensed or to be licensed hereunder without the prior written consent of PharmAthene to an Affiliate in connection with the Change of Control of GTC if such permitted assignee first assumes (by operation of law or otherwise) all obligations of GTC under this Agreement.

      11.5 No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

      11.6 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute PharmAthene or GTC as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any third party.

      11.7 Notices and Deliveries. Any formal notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation, delivered by registered letter (or its equivalent) or delivered by certified overnight courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.


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

             If to PharmAthene:

             PharmAthene, Inc.
             175 Admiral Cochrane Drive, Suite 101
             Annapolis, Maryland 21401
             Attention: David P. Wright
                        President and Chief Executive Officer
             Telephone: (410) 571-8921
             Facsimile: (410) 571-8927

             If to GTC:

             GTC Biotherapeutics, Inc.
             175 Crossing Boulevard
             Suite 410
             Framingham, MA  01702
             Attention: Daniel S. Woloshen,
                        Senior Vice President and General Counsel
             Telephone: (508) 620-9700
             Facsimile: (508) 370-3797

      11.8 Publicity. Except to the extent already disclosed in the initial press release or other public communication and subject to Section 3.5, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein or any other publicity or publication shall be made, either directly or indirectly, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement or publication, which approval and agreement shall not be unreasonably withheld.

      11.9 Notice. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

      11.10 Non-Disparagement. Neither Party shall disparage the other regarding their respective technologies, programs, or marketing strategies relative to the Transgenic Technology Patent Rights or the BChE development program.

      11.11 Headings. The captions to the sections and articles in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

      11.12 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction or binding arbitration panel to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision(s), continues to provide the Parties with the same practical economic benefits as the Agreement containing said voided provision(s) did prior to the voiding of such provision. If, after taking into account said voided provision(s), the Parties are unable to realize the practical economic


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benefit contemplated, the Parties shall negotiate in good faith to amend this
Agreement to reestablish the practical economic benefit contemplated by the Parties prior to the voiding of such provision.

      11.13 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

      11.14 Force Majeure. If the performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, inability to procure raw materials, power or supplies, terrorist act or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency, or any other act or condition whatsoever beyond the control of a Party hereto, the Party so affected, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the Party so affected shall use reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

      11.15 Non-Solicitation of Employees. Neither Party shall solicit for employment or hire any employee of the other party without the prior written consent of such other party. This restriction shall apply for the term of this Agreement, and any extensions thereto and for one (1) year after thereafter.

                 THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK


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

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which shall for all purposes be deemed to be an original.

                                   PHARMATHENE, INC.


                                   By: /s/ David P. Wright
                                       -----------------------------------------
                                       David P. Wright
                                       President and Chief Executive Officer

                                   GTC BIOTHERAPEUTICS, INC.


                                   By: /s/ John B. Green
                                       -----------------------------------------
                                       John B. Green
                                       Senior Vice President and Chief Financial
                                       Officer


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                                   SCHEDULE 1

                                   DEFINITIONS

      "Affiliate" means, with respect to any Party, any corporation, partnership or other business entity that controls, is controlled by, or is under common control with such Party. A corporation, partnership or other entity shall be regarded as in control of another corporation, partnership or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation, partnership or entity (or alternatively with respect to any non-USA entities, if it owns the maximum such ownership interest permitted by law), or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation, partnership or other entity or the power to elect or appoint at least fifty percent (50%) of the members of the governing body of the corporation, partnership or other entity.

      "BChE" means recombinant butyrylcholinesterase (BChE) or an amino acid sequence substantially similar to the human BChE sequence that has the same physiological mode of action and activity thereof in all its variants.

      "BChE Field" means the development or production (including any purification process) of BChE.

      "BLA" means Biological License Application.

      "Change of Control" means with respect to a Party: (i) a sale or assignment, by operation of law or otherwise, of all or substantially all of such Party's assets (or, with respect to PharmAthene, of all or substantially all of its assets relating to the BChE Field) to an entity not an Affiliate of such Party; (ii) an amalgamation, plan of arrangement, merger or consolidation by such Party with or into an entity that is not an Affiliate of such Party where, as a result of such transaction, the stockholders of the unaffiliated entity own more than fifty percent (50%) of the combined entity; or (iii) a sale of beneficial ownership of a Party's voting securities to an entity that is not an Affiliate of such Party, where such entity, as a result of such sale, owns more than fifty percent (50%) of the outstanding voting securities of such Party. PharmAthene's pending transaction with Healthcare Acquisition Corporation shall not be deemed a Change of Control for purposes of this Agreement.

      "Commercial Sale" means any sale by PharmAthene or an Affiliate, as the case may be, of Products within the Territory following the filing and obtaining of a BLA with the FDA or an equivalent filing or approval within another jurisdiction in the Territory

      "Confidential Information" shall mean any and all confidential and non-public information of a Party, which includes but is not limited to, trade secrets, privileged records, proprietary information, data, case report forms, laboratory work sheets, slides, reports, results, material, or information, whether in written, verbal, physical, electronic, tangible or intangible form, made available, disclosed, or otherwise made known to a Party and its employees, including without limitation as a result of services to be rendered under the Services Agreement.


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

      "Effective Date" means the execution date hereof.

      "FDA" means the United States Foods and Drug Administration, or its successors.

      "GTC Intellectual Property" means an exclusive license under the Transgenic Technology Patent Rights to develop, test, manufacture, use, sell, offer for sale, export and import recombinant BChE only produced from the milk of transgenic goats or mice and an exclusive license to all inventions, processes, know-how, trade secrets, improvements, other intellectual property, including but not limited to data processes, technology, means or know-how developed by GTC which relate to animal maintenance and management, analytical methods, procedures and techniques related to the purification and processing of proteins in the milk of transgenic animals, regulatory policies and procedures, and filings (excluding any preclinical or clinical information relating to specific products) which have been independently developed without the benefit of any information or support provided by PharmAthene.

      "IND" means an Investigational New Drug Application or the equivalent filing in another jurisdiction.

      "Net Sales" means: (a) the gross amount of payment received (whether structured as an up-front payment, milestone payment, R&D reimbursement, success payment or other form of compensation) for the Commercial Sale of Products by PharmAthene to a third party or to an end user in the Territory, excluding Commercial Sales of Product to an Affiliate; and (b) in the case of Commercial Sales of the Product to an Affiliate, the gross amount of payment received (whether structured as an up-front payment, milestone payment, R&D reimbursement, success payment or other form of compensation) for the Commercial Sale of Products by the Affiliate to a third party or an end-user in the Territory, in each case, after deduction of the following items (to the extent actually incurred or reasonably estimated and accrued and to the extent not already deducted in the amount invoiced): (i) customary trade, quantity and cash discounts, wholesaler-charge backs, or rebates (including, but not limited to, rebates to governmental agencies, managed care organizations, health management organizations, pharmacy benefit managers and group purchasing organizations);
(ii) customary credits or allowances for rejection or return of previously sold Products; (iii) withholding excise, sales and other consumption taxes and customs duties; and, (iv) any charge for freight or insurance if separately stated on the same invoice as for the sale of Products and directly related to the sale or distribution of the Products.

      "Product" means BChE produced for therapeutic use.

      "Services Agreement" means that certain agreement entered into between the Parties of even date herewith with respect to the clarification, downstream process and analytical methods development program and pre-clinical services relating to the Product.

      "Territory" means all countries World-Wide.


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

      "Transgenic Technology Patent Rights" means the patents and patent applications listed in Appendix A in the United States, and their issued or pending counterparts in various European Jurisdictions or other specific countries. Moreover, with respect to any particular patent or patent application listed in attached Appendix A it also includes all predecessor or priority patent applications upon which such patent or patent application is based in whole or in part, all continuation or divisional applications for such patent or patent application and its predecessor patent or priority applications, any patent, reissue, re-examination, renewal or extension (including any supplemental patent certificate) of any of the foregoing patents or patent applications or resulting from any of the foregoing patent applications, all confirmation patent or registration patent or patent of addition based upon any of the foregoing, and all international counterparts or equivalents of any of the foregoing.

      "USD" means United States dollars.

      Other Defined Terms

      In addition to the defined terms in this Schedule I, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding
Sections:

            Term                                       Section
            ----                                       -------
            Agreement .............................    Preamble
            Disclosing Party.......................    3.1
            Effective Date ........................    Preamble
            First Period ..........................    2.1.4(c)(i)
            GTC ...................................    Preamble
            GTC Indemnitees .......................    8.2.1
            Insolvency Event ......................    9.4.1
            Insolvent Party .......................    9.4.1
            License ...............................    2.1.1
            Losses ................................    8.1.1
            PharmAthene ...........................    Preamble
            PharmAthene Indemnitees ...............    8.1.1
            Non-Exclusive Third Party Patents......    2.1.1
            Notified Party ........................    5.1
            Notifying Party .......................    5.1
            Option.................................    1.1.1
            Option Notice..........................    1.1.1
            Option Period..........................    1.1.1


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

            Parties ...............................    Preamble
            Receiving Party........................    3.1
            Royalties .............................    2.1.4(b)
            Second Period..........................    2.1.4(c)
            Term ..................................    9.1


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

                                                                      Appendix A

                     TRANSGENIC ANIMAL PRODUCTION TECHNOLOGY

PATENT NO.           INVENTOR                EXPIRATION DATE                ASSIGNEE/OWNER
------------------------------------------------------------------------------------------
4,873,316            Meade et al.            6/23/2007                      Biogen, Inc. / Pharming
Title: Isolation of exogenous recombinant proteins from the milk of transgenic mammals

5,610,053            Chung et al.            3/11/2014                      National Institutes of Health
Title: DNA sequence which acts as a Chromatin insulator element to protect expressed genes from cis-acting regulatory sequences in mammalian cells

EP 264166            Gordon et al.                                          Genzyme Corporation
Title: Transgenic Animals secreting desired proteins into milk              (exclusively licensed by GTC)

PATENT NO.           INVENTOR                EXPIRATION DATE                ASSIGNEE/OWNER
------------------------------------------------------------------------------------------
6,580,017            Echelard et al.         11/02/2018                     GTC Biotherapeutics, Inc.
Title:  Methods of Reconstructed Goat Embryo Transfer

6,727,405            Katherine Gordon        4/27/2021                      Genzyme Corporation
Title:  Transgenic Animals Secreting Desired Proteins into Milk             (exclusively licensed by GTC)

EP 347431            Meade et al.                                           Gene Pharming Europe BV
Title: Expression of proteins in milk

Country                     Sub Case    Case Type    Status      Application Number     Filing Date     Patent Number    Issue Date
Japan                          D           DIV       Pending     341067/96              20-Dec-1996
United States of America       C2          CON       Pending     07/938,322             31-Aug-1992                      (Pre-GATT)
United States of America       D3          DIV       Pending     07/839,194             20-Feb-1992                      (Pre-GATT)

Abstract:A DNA sequence containing a gene encoding a protein, the gene being under the transcriptional control in the DNA sequence of a mammalian milk protein promoter which does not naturally control the transcription of the gene, such DNA sequence including DNA enabling secretion of the protein.


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